Exhibit 4.5
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE SECURITIES HOLDERS AGREEMENT DATED AS OF JUNE 23, 2006 AMONG THE COMPANY, NCT ACQUISITION LLC AND CERTAIN INVESTORS NAMED THEREIN. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.
NEW CENTURY TRANSPORTATION, INC.
WARRANT TO PURCHASE SHARES OF COMMON STOCK
Date of Issuance: November 19, 2009
     THIS IS TO CERTIFY that [     ] and its permitted transferees, successors and assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation (the “Company”), at the price of FOUR HUNDRED SEVENTY FIVE DOLLARS ($475.00) per share, as such price may be adjusted as provided herein (the “Exercise Price”), at any time after the date hereof and expiring on November 19, 2019 (the “Expiration Date”), [     ] ([     ]) fully paid and nonassessable shares of Common Stock (as defined in Section 11 hereof) of the Company (“Common Shares”), as such number may be adjusted as provided herein. The aggregate number of Common Shares which may be purchased pursuant to this Warrant (this “Warrant”) is referred to herein as the “Aggregate Number.” The Exercise Price and the Aggregate Number are subject to adjustment for any of the circumstances described in Section 6. Capitalized terms used herein shall have the meanings ascribed to such terms in Section 11 hereof unless otherwise defined herein. This Warrant does not entitle any Holder hereof to any rights of a shareholder of the Company, except as may otherwise be provided.
     SECTION 1. The Warrant; Transfer and Exchange; Series of Warrants.
     (a) The Warrant. This Warrant and the rights and privileges of the Holder and the Company hereunder may be exercised by the Holder in whole or in part as provided herein and may be transferred by the Holder pursuant to the rights and restrictions contained in the Securities Holders Agreement.

     (b) Transfer and Exchanges. The Company shall record this Warrant on a register to be maintained by the Company with its other books and records and from time to time thereafter shall reflect the transfer of this Warrant on such register when surrendered for transfer in accordance with the terms of the Securities Holders Agreement and properly endorsed, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof. Upon any such transfer, a new warrant or warrants shall be issued to the transferee and the Holder (in the event this Warrant is only partially transferred) and the surrendered warrant shall be canceled. Each such transferee shall succeed to all of the rights of the Holder with respect to this Warrant being so transferred; provided, that, in the event this Warrant is partially transferred, the Holder and such transferee shall hold rights in proportion to their respective interests in this Warrant. This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office of the Company, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of Common Shares.
     (c) Series of Warrants. This Warrant is one of a duly authorized issue of warrants for Common Shares and was purchased by the original Holder of this Warrant pursuant to the Note and Warrant Purchase Agreement.
     SECTION 2. Exercise.
     (a) Right to Exercise. At any time after the date hereof and on or before the Expiration Date, the Holder, in accordance with the terms hereof, may exercise this Warrant, in whole at any time or in part from time to time, by delivering this Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with the Election to Purchase, in the form attached hereto as Exhibit A and made a part hereof (the “Election to Purchase”), duly executed, and payment of the Exercise Price per share for the number of Common Shares to be purchased (the “Exercise Amount”), as specified in the Election to Purchase. The Exercise Amount may be paid by cash, check or wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Holder (including, without limitation, the outstanding principal of any Note and all accrued and unpaid interest thereunder), on a dollar-for-dollar basis based on the amount of outstanding principal and accrued and unpaid interest extinguished upon the surrender of such note or instrument. If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day. Upon exercise of this Warrant, this Warrant shall be cancelled and disposed of by the Company (subject to issuance of a new Warrant if this Warrant is exercised in part). The Company shall keep copies of this Warrant and any notices given or received hereunder available for inspection by the Holder during normal business hours at its Principal Office.
     (b) Net Exercise of Warrant. In addition to the exercise of this Warrant pursuant to Section 2(a), this Warrant may be exchanged in whole or in part at any time or from time to time after the date hereof and prior to the close of business on the Expiration Date (the “Exchange Right”). Upon exercise of the Exchange Right, this Warrant and all rights of any Holder hereunder shall automatically terminate and expire (subject to issuance of a new Warrant if this

Warrant is exercised in part) and the Company shall deliver to the Holder (without payment of any Exercise Price by the Holder) that number of Warrant Shares which is equal to the number of Warrant Shares issuable upon exercise of this Warrant at such time, less a number of Warrant Shares equal to the quotient obtained by dividing (x) the aggregate Exercise Price for the Warrant Shares in respect of which this Warrant is exercised at such time, by (y) the Fair Market Value Per Share of one share of Common Stock at such time.
     (c) Issuance of Shares. Upon receipt by the Company of this Warrant at its Principal Office in proper form for exercise in accordance with Section 2(a) or Section 2(b), the Holder shall be deemed to be the holder of record of Common Shares issuable upon such exercise, notwithstanding that certificates representing such Common Shares may not then be actually delivered. Upon such surrender of this Warrant and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to, or upon the written order of, the Holder (and in such name or names as the Holder may designate) a certificate or certificates representing the number of Common Shares to which the Holder shall be entitled, subject to any reduction as provided in Section 2(b) for an exchange.
     (d) Automatic Exercise. To the extent this Warrant has not been previously exercised as to all of the Warrant Shares subject hereto, and if the Fair Market Value Per Share is greater than the Exercise Price immediately prior to the close of business on the Expiration Date or as of immediately prior to a Change of Control or an Initial Public Offering, then, upon the written election from the holders of at least a Majority in Interest, this Warrant and all rights of any Holder hereunder shall be deemed automatically exercised and shall terminate and expire at such time (even if not surrendered) pursuant to Section 2(c) without any further action on the part of the Holder. To the extent this Warrant or any remaining portion hereof at such time is deemed automatically exercised pursuant to this Section 2(d), the Company agrees to promptly notify the Holder hereof of the number of Warrant Shares the Holder is to receive by reason of such automatic exercise, which number of Warrant Shares shall be automatically reduced by a number of Warrant Shares equal to the quotient obtained by dividing (x) the aggregate Exercise Amount, by (y) the Fair Market Value Per Share of one share of Common Stock at such time.
     (e) Fractional Shares. The Company may, but shall not be required to, deliver fractions of a Common Share upon exercise of this Warrant. If any fraction of a Common Share would be deliverable upon an exercise of this Warrant, the Company shall, in lieu of delivering such fraction of a Common Share, make a cash payment to the Holder in an amount equal to the same fraction of the Fair Market Value Per Share determined as of the Business Day immediately preceding the date of exercise of this Warrant.
     (f) Partial Exercise. In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof.
     SECTION 3. Payment of Taxes. The Company shall pay all stamp or similar taxes attributable to the initial issuance of Common Shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 6 hereof, excluding any tax or taxes which may be payable because the transfer involved the issuance or delivery of any share certificates or other securities in a name other than that of the Holder in respect of which such Common Shares or securities are issued, and, if any such tax would otherwise be payable by the

Company, no such issuance or delivery shall be made unless and until the Holder requesting such issuance has paid to the Company the amount of any such tax, or it is established to the reasonable satisfaction of the Company that any such tax has been paid.
     SECTION 4. Replacement Warrant. In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company.
     SECTION 5. Covenants of the Company.
     (a) Affirmative Actions to Permit Exercise and Realization of Benefits. If any Common Shares or other securities to be issued upon exercise of this Warrant require registration with or approval of any governmental authority under any federal, state or local law (other than securities laws) before such interests or other securities may be validly delivered upon exercise of this Warrant, then the Company covenants that it will, at its sole expense, use its commercially reasonable efforts to secure such registration or approval, as the case may be (including but not limited to filings required under the Hart Scott Rodino Antitrust Improvements Act).
     (b) Regulatory Requirements and Restrictions. In the event of any reasonable determination by the Holder that, by reason of any existing or future federal, state or local law, statute, rule, regulation, order, court or administrative ruling (collectively, a “Regulatory Requirement”), the Holder is effectively materially restricted or prohibited from holding this Warrant or the Warrant Shares (including any shares, membership interests or other securities distributable to the Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realizing upon or receiving the benefits intended under this Warrant, the Company shall, and shall use its commercially reasonable efforts to have its shareholders, take such action as the Holder and the Company shall jointly agree in good faith to be reasonably necessary to permit the Holder to comply with such Regulatory Requirement. The reasonable costs of taking such action, whether by the Company, the Holder or otherwise, shall be borne by the Company.
     (c) Validly Issued Shares. The Company covenants that all Common Shares that may be delivered upon exercise of this Warrant, assuming full payment of the Exercise Price (including those issued pursuant to Section 6 hereof), shall upon delivery by the Company be duly authorized and validly issued, fully paid and nonassessable, free from all stamp and similar taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever other than such security interests, encumbrances and claims granted by the Holder.
     (d) Reservation of Shares. The Company shall at all times provide for in its certificate of incorporation such number of duly authorized Common Shares, free of preemptive rights, as shall be sufficient to enable the Company to issue Common Shares upon exercise of this Warrant.

     (e) Certain Amendments. The Company will not, and will not permit or cause any of its Subsidiaries to, amend, modify or change any provision of their certificate or articles of incorporation, limited liability company agreement, bylaws or other similar governing document, or the terms of any class or series of its Capital Stock to the extent such amendment, modification or change would have an adverse effect on the Holder and benefit any Affiliate of the Company or any of its Affiliates.
     (f) Limitation on Certain Restrictions. The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on the ability of the Company to perform and comply with their respective obligations under this Warrant.
     SECTION 6. Adjustments to Exercise Price and Aggregate Number.
     Under certain conditions, the Exercise Price and the Aggregate Number are subject to adjustment as set forth in this Section 6.
     (a) Adjustments for Diluting Issues.
          (i) Adjustment upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the date hereof issue Additional Shares of Common Stock (as defined below) (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(a)(ii)) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issue, then the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
          EP2 = EP1 x (A + B) ÷ (A + C).
     For purposes of the foregoing formula, the following definitions shall apply:
          (A) “EP2” shall mean the Exercise Price in effect immediately after such issue of Additional Shares of Common Stock;
          (B) “EP1” shall mean the Exercise Price in effect immediately prior to such issue of Additional Shares of Common Stock;
          (C) “A” shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Shares of Common Stock;
          (D) “B” shall mean the number of Common Shares that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to EP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by EP1); and
          (E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

     For purposes of this Section 6(a), “Additional Shares of Common Stock” shall mean all Common Shares issued (or, pursuant to Section 6(a)(ii), deemed to be issued) by the Company after the date hereof, other than (1) the following Common Shares and (2) Common Shares deemed issued pursuant to the following (x) Options or (y) Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):
          (A) Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on Common Shares that is covered by Sections 6(b), (c), (d) or (e);
          (B) (1) up to 5,216 Common Shares, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), outstanding as of the date hereof issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the New Century Transportation, Inc. Amended and Restated Equity Incentive Plan of the Company (as amended and restated December 27, 2002), and (2) up to 3,000 Common Shares, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), whether issued before or after the date hereof, issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the New Century Transportation, Inc. 2006 Stock Incentive Plan of the Company;
          (C) Common Shares or Convertible Securities actually issued upon the exercise of Options outstanding as of the date hereof or permitted hereby or Common Shares actually issued upon the exercise, conversion or exchange of all or any portion of the Warrants or of Convertible Securities outstanding as of the date hereof or permitted hereby, in each case provided such issuance is pursuant to the terms of such Option, Warrants or Convertible Security; or
          (D) Common Shares, Options or Convertible Securities issued pursuant to the acquisition of another non-Affiliate corporation or similar entity by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Company.
               (ii) Deemed Issue of Additional Shares of Common Stock.
          (A) If the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
          (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of Section 6(a)(i), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Exercise Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (x) the Exercise Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (y) the Exercise Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
          (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Exercise Price pursuant to the terms of Section 6(a)(i) (either because the consideration per share (determined pursuant to Section 6(a)(iii)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Exercise Price then in effect, or because such Option or Convertible Security was issued before the date hereof), are revised after the date hereof as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 6(a)(ii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
          (D) Upon the expiration or termination of any unexercised, unconverted or unexchanged Option or Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 6(a)(i), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
          (E) If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Exercise Price provided for in this Section 6(a)(ii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 6(a)(ii)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Exercise Price that would result under the terms of this Section 6(a)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Exercise Price that such issuance or amendment took place at the time such calculation can first be made.
               (iii) Determination of Consideration. For purposes of Section 6(a), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:
          (A) Cash and Property: Such consideration shall:
     (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;
     (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

     (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Company.
          (B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(a)(ii) relating to Options and Convertible Securities, shall be determined by dividing:
          (1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Options or Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the exercise, conversion or exchange of such Convertible Securities, by
          (2) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such of Options or Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the exercise, conversion or exchange of such Convertible Securities.
               (iv) No Adjustment of Exercise Price. No adjustment in the Exercise Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least a Majority in Interest that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
     (b) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Shares, the Exercise Price in effect immediately prior thereto shall be proportionately reduced, and, conversely, if the Company shall at any time or from time to time after the date hereof combine the outstanding Common Shares, the Exercise Price in effect immediately prior thereto shall be proportionately increased.

     (c) Adjustment for Dividends and Distributions.
               (i) In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Exercise Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:
               (A) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
               (B) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.
               (ii) In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property and the provisions of clause (i) of this Section 6(c) do not apply to such dividend or distribution, then and in each such event provision shall be made so that the holder of this Warrant shall receive upon exercise thereof, in addition to the Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which it would have been entitled to receive had this Warrant been exercised for Common Shares on the date of such event and had it thereafter, during the period from the date of such event to and including the date of exercise of this Warrant, retained such securities receivable by it as aforesaid during such period, giving application to all adjustments called for during such period under this subsection with respect to the rights of the Holder of this Warrant.
     (d) Adjustments for Merger or Reorganization, etc. Without limitation of the Holder’s rights and the Company’s obligations under Sections 2(d) or 8, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Shares (but not this Warrant) are exercised for, converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(a) or 6(c)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, this Warrant shall thereafter be exercisable in lieu of the Warrant Shares into which it was exercisable prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of the Common Shares issuable upon exercise of this Warrant immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction, and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Holder of this Warrant, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the exercise of this Warrant.
     (e) Adjustments upon Other Events. In the event that at any time or from time to time the Company shall take any action of the type contemplated by the foregoing paragraphs of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of rights with equity features), then, unless in the reasonable opinion of the Company’s Board of Directors such action will not have an adverse effect upon the rights of the Holder (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to adversely affect the rights of the Holder), the Exercise Price shall be adjusted in such manner and at such time as the Board of Directors may in good faith determine to be equitable in the circumstances.
     (f) Adjustment of Aggregate Number. Upon each adjustment of the Exercise Price pursuant to this Section 6, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares equal to an Aggregate Number obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the Aggregate Number purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.
     (g) Notices; Miscellaneous.
               (i) Notice of Proposed Actions. In case the Company shall propose to effect any action which would require an adjustment under this Section 6, then in each such case the Company shall give to the Holder written notice of such proposed action, which shall specify the date on which such transaction or other action is expected to take place and the date of participation therein by the holders of Common Shares, if any such date is expected to be fixed, or the date on which the transfer of Common Shares is expected to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Shares and on the Aggregate Number after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given at least fifteen (15) days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Common Shares.
               (ii) Adjustment Notice. Whenever the Aggregate Number is to be adjusted pursuant to this Section 6, unless otherwise agreed by the Holder, the Company shall promptly (and in any event within ten (10) Business Days after the event requiring the adjustment) prepare a certificate signed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated. The certificate shall set forth, if applicable, a description of the basis on which the Board of Directors of the Company in good faith determined, as applicable, the Fair Market Value Per Share, the fair market value of any evidences of indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property or the equitable nature of any adjustment under this Section 6 hereof, the new Exercise Price and Aggregate Number and, if applicable, any new securities or property to which the Holder is entitled. The Company shall promptly cause a copy of such certificate to be delivered to the Holder. In the case of any determination of Fair Market Value Per Share, such certificate shall be delivered to the Holder within the time period set forth in the definition of Fair Market Value Per Share and the Holder may object thereto as provided in such definition. Any other determination of fair market value shall be determined in good faith by the Board of Directors and be based upon an arm’s length sale of such indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights or other property, such sale being between a willing buyer and a willing seller. In the case of any such other determination of fair market value, the Holder may object to the determination of the Board of Directors of the Company, and any such objections shall be resolved, in accordance with the provisions of the definition of Fair Market Value Per Share. The Company shall keep at its Principal Office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder or any prospective purchaser of this Warrant (in whole or in part) if so designated by the Holder.
               (iii) The adjustments required by the preceding paragraphs of this Section 6 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least one one-hundredth of one dollar to or from the Exercise Price immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
               (iv) In computing adjustments under this Section 6, a fractional Exercise Price shall be rounded to the nearest one-hundredth of a dollar and fractional Common Shares shall be taken into account to the nearest one-thousandth of a share.
     SECTION 7. No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share or interest exchange or dissolution, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under Section 6 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be reasonably necessary or appropriate to protect the rights of the Holder against dilution or other impairment.

     SECTION 8. Put Options.
     (a) At any time, and from time to time, after the earliest of (i) November 19, 2014 or (ii) an Event of Non-Compliance (as defined below), upon the written election of the holders of a Majority in Interest, each holder of a Warrant or Warrant Shares shall have the right and option to require the Company to purchase from such holders (the “Put Option”) such Warrant and/or Warrant Shares for a cash purchase price equal to the Fair Market Value Per Share, as of the date of such purchase, for each such Warrant Share into which this Warrant shall have been exercised or for each Warrant Share into which this Warrant may be exercised (net, in the case of the unexercised Warrant, of the Exercise Price with respect to each underlying Warrant Share) (the “Put Purchase Price”); provided, that no holder shall have the right to exercise the Put Option until the payment in full in cash or securities acceptable to holders of the Bank Indebtedness of the Bank Indebtedness.
     (b) The Company shall make payment of the Put Purchase Price pursuant to any exercise of the Put Option within fifteen (15) Business Days of final determination of the Fair Market Value Per Share by wire transfer of immediately available funds to the account or accounts designated in writing by such Holder, and, upon payment of the Put Purchase Price, the holder of this Warrant and/or Warrant Shares shall deliver to the Company the certificate or certificates representing such Warrants or Warrant Shares.
     (c) Notwithstanding anything herein to the contrary, upon any Change of Control or Initial Public Offering and the written election of the holders of a Majority in Interest, each holder of any Warrants or Warrant Shares shall have the right and option to require the Company to purchase from such holders (the “Liquidity Event Put Option”) such Warrants and/or Warrant Shares for a price equal to the Fair Market Value Per Share for each such Warrant Share into which this Warrant shall have been exercised or for each Warrant Share into which this Warrant may be exercised (net, in the case of the unexercised Warrant, of the Exercise Price with respect to each underlying Warrant Share) (the “Liquidity Event Put Purchase Price”); provided, that no holder shall have the right to exercise the Liquidity Event Put Option until the payment in full in cash or securities acceptable to holders of the Bank Indebtedness of the Bank Indebtedness.
     (d) The Company shall make payment of the Liquidity Event Put Purchase Price immediately upon the closing or consummation of the Change of Control or Initial Public Offering in cash or, at the option of the holders of a Majority in Interest in their sole discretion, in the same consideration in the same proportions as the Company and/or its equity holders receive in the Change of Control or Initial Public Offering that is the subject of the Liquidity Event Put Option.
     SECTION 9. Securities Holders Agreement; Registration Rights Agreement.
     (a) This Warrant and, upon exercise of this Warrant, the Warrant Shares issued upon such exercise shall be deemed Securities (as defined in the Securities Holders Agreement) for all purposes of Securities Holders Agreement, and the Holder of this Warrant shall be fully bound by, entitled to the benefits of, and subject to, all of the covenants, terms and conditions of the Securities Holders Agreement as though an original party thereto and shall be deemed an Investor (as defined in the Securities Holders Agreement) for all purposes thereof. By acceptance of this Warrant, the Holder hereof agrees that such Holder is bound by the Securities Holders Agreement.
     (b) Upon exercise of this Warrant, the Warrant Shares issued upon such exercise shall be deemed Sponsor Registrable Securities (as defined in the Registration Rights Agreement) for all purposes of Registration Rights Agreement, and the Holder of this Warrant shall be fully bound by, entitled to the benefits of, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto and shall be deemed an Investor (as defined in the Registration Rights Agreement) for all purposes thereof. By acceptance of this Warrant, the Holder hereof agrees that such Holder shall be bound by the Registration Rights Agreement upon exercise of this Warrant and receipt of the Warrant Shares therefor.
     (c) A copy of the Securities Holders Agreement and/or the Registration Rights Agreement may be obtained by the Holder hereof upon written request to the Company.
     SECTION 10. Events of Non-Compliance and Remedies.
     (a) Events of Non-Compliance. If the Company fails to keep and fully and promptly perform and observe in all material respects any of the terms or covenants contained herein or in the Notes or the Note and Warrant Purchase Agreement, within thirty (30) days from the earlier to occur of (A) written notice from the Holder specifying what failure has occurred, or requesting that a specified failure be remedied or (B) an executive officer of the Company becoming aware of such failure, subject in each case to any applicable cure period (an “Event of Non-Compliance”), the Holder shall be entitled to the remedies set forth in Section 10(b) hereof.
     (b) Remedies. On the occurrence of an Event of Non-Compliance, in addition to any remedies the Holder may have under this Warrant, the Notes, the Note and Warrant Purchase Agreement or applicable law, the Holder may bring any action for injunctive relief or specific performance of any term or covenant contained herein or in the Notes or the Note and Warrant Purchase Agreement, the Company hereby acknowledging that an action for money damages may not be adequate to protect the interests of the Holder hereunder; provided, that no holder shall have the right to exercise the Liquidity Event Put Option until the payment in full in cash or securities acceptable to holders of the Bank Indebtedness of the Bank Indebtedness.
     SECTION 11. Definitions.
     For purposes of this Warrant, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings (with, unless otherwise defined herein, terms defined in the singular having comparable meanings when used in the plural and vice versa):
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or under common control with, such Person.
     “Bank Indebtedness” means obligations, liabilities and indebtedness of every nature of each of the Company and any other guarantor of all or any portion of the Bank Indebtedness from time to time owed to the administrative agent or any lender under the Senior Credit Agreement, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest accruing thereon (including, without limitation, interest accruing after the commencement of any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person (a “Proceeding”), without regard to whether or not such interest is an allowed claim) and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding. Bank Indebtedness shall be considered to be outstanding whenever any loan commitment under the Senior Credit Agreement is outstanding.
     “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by law or executive order to be closed.
     “Capital Stock” means (i) with respect to any Person that is corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on a Person the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
     “Change of Control” means at any time the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than NCT Acquisition LLC or any of its Affiliates is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the then outstanding Capital Stock issued by the Company the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even though the right so to vote may be or has been suspended by the happening of such contingency, or (ii) the replacement of a majority of the Board of Directors of the Company over a two (2) year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
     “Common Stock” means the common stock with a par value of $.01 per share of the Company, authorized pursuant to the Company’s certificate of incorporation, as the same may be amended from time to time.
     “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly exercisable for, convertible into or exchangeable for Common Shares, but excluding Options and the Warrants.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.
     “Fair Market Value Per Share” means as of a particular date (a) the value ascribed to each share of Common Stock in an Initial Public Offering or a Change of Control or (b) in the absence of an Initial Public Offering or a Change of Control, (i) the fair market value of the Capital Stock of the Company based upon an arm’s length sale of the Company on such date (including its ownership interest in all Persons) as an entirety, such sale being between a willing buyer and a willing seller and determined without reference to any discount for minority interest, restrictions on transfer, disparate voting rights among classes of shares or membership interests or lack of marketability with respect to membership interests, divided by (ii) the aggregate number of outstanding Common Shares (assuming repayment of any securities of the Company that are senior in right of payment to Common Stock). In the absence of an Initial Public Offering or a Change of Control, the Fair Market Value Per Share shall be determined by a majority of the members of the Board of Directors of the Company, in good faith, within ten (10) Business Days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the Holder. Such determination shall be binding on the Holder unless (x) the determination by the Board of Directors of the Company is not unanimous and (y) the Holder objects thereto in writing within ten (10) Business Days of receipt. In the event the Company and the Holder cannot agree on the Fair Market Value Per Unit within ten (10) Business Days of the date of the Holder’s objection, the Company and the Holder shall each select a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) to determine the Fair Market Value Per Unit. Any selection of an appraiser shall be made in good faith within seven (7) Business Days after the end of the last ten (10) Business Day period referred to above and any determination of Fair Market Value Per Unit by such appraisers shall be made within thirty (30) days of the date of selection. In the event that the difference between the Fair Market Value Per Unit determined by each of such appraisers is less than ten percent (10%), the Fair Market Value Per Unit shall be equal to the average of such Fair Market Values Per Unit, and each party shall bear the fees and expenses of the appraiser selected by it as set forth above. In the event that the difference between the Fair Market Values Per Unit determined by such appraisers is greater than ten percent (10%), a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the appraisers selected by the Company and the Holder pursuant to the terms set forth above shall determine the Fair Market Value Per Unit, the fees and expenses of which shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the Holder (and each party shall bear the fees and expenses of the appraiser selected by it as set forth above) unless such determination results in a Fair Market Value Per Unit more than one hundred ten percent (110%) of the Fair Market Value Per Unit initially determined by the Company, in which case such fees and expenses of the disinterested appraiser and the appraisers selected by the Holder and the Company pursuant to the terms set forth above shall be borne by the Company. Any selection of a disinterested appraiser shall be made in good faith within ten (10) Business Days after the determination of the Fair Market Value Per Unit by the appraisers selected by the Holder and the Company, and the Holder and the Company shall instruct the disinterested appraiser to make its determination of Fair Market Value Per Unit within thirty (30) days of the date of selection.

     “Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock (or, if the Company is reorganized or recapitalized for the purposes of such offering, of such substantially equivalent series of capital stock of the Company (or a holding company thereof)) for the account of the Company to the public.
     “Majority in Interest” means a majority of the Warrant Shares issuable upon exercise of the Warrants issued pursuant to the Note and Warrant Purchase Agreement.
     “Note and Warrant Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated as of November 19, 2009, by and among the Company and each of the investors listed on Exhibit A thereto, as the same may be amended, modified, supplemented or restated.
     “Notes” means those Senior Subordinated Promissory Notes issued under the Note and Warrant Purchase Agreement.
     “Options” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.
     “Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of any whatever nature and includes any successor (by merger or otherwise) of such entity.
     “Principal Office” means 45 East Park Drive, Westampton, New Jersey 08060, or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holder.
     “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of June 23, 2006, by and among the Company, NCT Acquisition LLC and the individuals designated as Investors on the signature pages thereto, as the same may be amended, modified, supplemented or restated.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
     “Securities Holders Agreement” means that certain Securities Holders Agreement, dated as of June 23, 2006, by and among the Company, NCT Acquisition LLC and the individuals designated as Investors on the signature pages thereto, as the same may be amended, modified, supplemented or restated.
     “Senior Credit Agreement” means that certain Credit Agreement, dated as of August 14, 2006, as amended December 1, 2006, June 29, 2007, February 13, 2008 and November 19, 2009 and as further amended, restated, supplemented or otherwise modified from time to time, among the Company, each of the guarantors identified thereto as may from time to time become or have become a party thereto, the lenders that may from time to time become or have become a party thereto, PNC Bank, National Association and Sovereign Bank, as co-syndication agents,

Churchill Financial Cayman Ltd and CIT Capital Securities, LLC, as co-documentation agents, and Wachovia Bank National Association, as administrative agent, whether outstanding on the date hereof or hereafter created, to the lenders thereunder.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of capital stock or other ownership interests having ordinary voting power (other than capital stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
     “Warrant Shares” means (a) the Common Shares issued or issuable upon exercise of this Warrant in accordance with its terms and (b) all other classes of shares or membership interests of the Company issuable upon exercise of this Warrant as a result of interest distribution, membership interest split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s shares or membership interests.
     “Warrants” means, collectively, this Warrant and those other warrants to purchase Common Stock issued under the Note and Warrant Purchase Agreement
     SECTION 12. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in accordance with the provisions of the Note and Warrant Purchase Agreement.
     SECTION 13. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Holder.
     SECTION 14. Amendment and Waiver. The Company may amend or supplement the Warrants, including this Warrant, with the written consent of the holders of at least a Majority in Interest; provided, that the provisos at the conclusion of each of Sections 8(a), 8(c) and 10(b) may not be amended without the prior written consent of the Required Lenders (as defined in the Senior Credit Agreement). After an amendment or supplement under this Section 14 or any waiver in accordance with the Warrants, including this Warrant, becomes effective, the Company shall mail to the holders of the Warrants, including this Warrant, affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity thereof. After an amendment or waiver becomes effective it shall bind every holder of Warrants. The Company may place an appropriate notation about an amendment or waiver on any Warrant thereafter authenticated. The Company in exchange for all Warrants may issue new Warrants that reflect the amendment or waiver.
     SECTION 15. Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     SECTION 16. Governing Law; Jurisdiction; Jury Trial Waiver; Etc.
     (a) This Warrant is to be construed and enforced in accordance with and governed by the laws of the State of New York and without regard to the principles of conflicts of law of such state.
     (b) THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.
     (c) THE COMPANY AND THE HOLDER EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS WARRANT, ANY RIGHTS OF OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE COMPANY (I) CERTIFIES THAT NO HOLDER OR ATTORNEY OR OTHER REPRESENTATIVE OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE HOLDER HAS BEEN INDUCED TO PURCHASE THIS WARRANT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
     (d) FINAL JUDGMENT AGAINST THE COMPANY OR ANY HOLDER, IN ANY ACTION, SUIT OR PROCEEDING HEREUNDER SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN OTHER JURISDICTIONS (I) BY SUIT, ACTION OR PROCEEDING ON THE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF ANY LIABILITY OF THE COMPANY OR ANY HOLDER THEREIN DESCRIBED OR (II) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE COMPANY OR ANY HOLDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDING, TO ENFORCE A FINAL JUDGMENT AGAINST ANY HOLDER OR ANY OF ITS PROPERTIES OR THE COMPANY OR ANY OF ITS PROPERTIES, AS THE CASE MAY BE, IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE COMPANY OR ITS PROPERTIES MAY BE FOUND.
     SECTION 17. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
     SECTION 18. Entire Agreement. This Warrant is intended by the parties hereto as a final expression of their agreement and, together with the Note and Warrant Purchase Agreement and the applicable Note, is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Note and Warrant Purchase Agreement or the applicable Note. This Warrant supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     SECTION 19. Further Assurances. The Company shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Warrant.
     SECTION 20. Survival of Provisions. Notwithstanding the full exercise by the Holder of its rights to purchase Common Shares hereunder, the provisions of this Warrant shall survive such exercise and the provisions of Sections 5(b) and 5(c) and 12 through 23 of this Warrant shall survive the Expiration Date.
     SECTION 21. Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.
     SECTION 22. Rights of Transferees. Subject to the Securities Holders Agreement, the rights granted to the Holder hereunder shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and Warrant Shares) until extinguished pursuant to the terms hereof.
     SECTION 23. Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. The Company and the Holder each acknowledge that they have been represented by counsel in connection with this Warrant. The Company and the

Holder have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises under any provision of this Warrant, this Warrant shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by its duly authorized officers and its corporate seal to be affixed hereto as of the date below written.

DATED: NOVEMBER 19, 2009	NEW CENTURY TRANSPORTATION, INC.
By:
		Name:	Brian J. Fitzpatrick
		Title:	Executive Vice President, Secretary and Chief Financial Officer

EXHIBIT A
NOTICE OF EXERCISE

To:

          1. The undersigned hereby represents that such holder is the registered holder of the attached Warrant, and pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to                      Common Shares (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.
          2. The undersigned herewith tenders payment for such interests in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):
Exercise for Cash, Check, Wire Transfer or the surrender of Promissory Notes or other Instruments representing indebtedness of the Company to the undersigned

Cashless Exercise
          3. Please issue a certificate or certificates representing the interests issuable in respect hereof under the terms of the attached Warrant, as follows:
(Name of Record Holder/Transferee)
and deliver such certificate or certificates to the following address:
(Address of Record Holder/Transferee)
          4. If the Exercise Amount is less than all of the Common Shares purchasable hereunder, please issue a new warrant representing the remaining balance of such interests, as follows:
(Name of Record Holder/Transferee)
and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)

(Date)